Exhibit 3(a)1

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                       PUBLIC SERVICE COMPANY OF COLORADO


      Public Service Company of Colorado, a Colorado corporation (the "Corporation"), pursuant to sections 7-110-106 and 107 of the Colorado Business Corporation Act (the "Act"), hereby adopts the following amended and restated Articles of Incorporation:

     1.   Name.  The name of the  Corporation  is:  Public  Service  Company  of
Colorado

     2. Purpose. The nature, objects and purposes of the business to be transacted by the Corporation shall be to engage in any lawful activity for which corporations may be organized under the Act. The Corporation shall have and may exercise all of the rights, powers and privileges now or hereafter exercisable by corporations organized under the laws of Colorado. In addition, the Corporation may do everything necessary, suitable, convenient or proper for the accomplishment of any of its corporate purposes.

      3. Stock. The total number of shares of capital stock which the Corporation is authorized to issue is ten million one hundred (10,000,100), consisting of one hundred (100) shares of common stock, one cent ($0.01) par value per share ("Common Stock"), and ten million (10,000,000) shares of preferred stock, one cent ($0.01) par value per share ("Preferred Stock").

            1. Preferred Stock. The Board of Directors of the Corporation is expressly granted the authority, by one or more appropriate filings with the Colorado Secretary of State pursuant to the Act, to issue the Preferred Stock in one or more classes or series, and to fix, by one or more resolutions from time to time, the number of shares, the designations, powers, preferences and rights, and the qualifications, limitations and restrictions, of such classes and series of the Preferred Stock. Each share of Preferred Stock of any one series shall be identical to each other share of that series, except as to the dates from and after which dividends thereon shall cumulate (if cumulative).

            2. Common Stock. The holders of Common Stock shall have the right to vote for the election of directors and on all other matters submitted to a vote of the shareholders generally, with each share entitled to one vote. Each share of Common Stock shall be equal to every other share of Common Stock for all purposes. Subject to the prior rights and privileges of the holders of Preferred Stock (if any), upon the voluntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

      4. Partial Liquidation. The Board of Directors may from time to time distribute to the shareholders in partial liquidation, out of stated capital or capital surplus of the Corporation, a portion of its assets, in cash or property, subject to the limitations contained in the statutes of Colorado. Shareholders shall share in such distributions in accordance with the provisions of Article 3 above.

      5. Election of Directors; No Cumulative Voting. The Board of Directors shall consist of one or more members, with the number specified or fixed in accordance with the Bylaws of the Corporation. Members of the Board of Directors may be elected either by written ballot or by voice vote. The shareholders of the Corporation shall not have cumulative voting rights in the election of directors or with respect to any other matter.

      6. Indemnification. The Corporation shall indemnify, to the maximum extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee of the Corporation against any



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claim,  liability  or expense  arising  against or  incurred by such person as a result of actions reasonably taken by him at the direction of the Corporation. The Corporation further shall have the authority, to the maximum extent permitted by law and its Bylaws, to indemnify its directors, officers, agents, fiduciaries and employees against any claim, liability or expense arising against or incurred by them in all other circumstances and to maintain insurance at the Corporation's expense providing for such indemnification (including insurance with respect to claims, liabilities and expenses for which the Corporation does not have the power to indemnify such persons).

      7. Limitation on Director's Liability. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or to its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a breach of Colorado Revised Statutes sections.7-108-403, or (iv) for any transaction from which the director directly or indirectly derived an improper personal benefit.

      8. Conflicting Interest Transactions. As used in this paragraph, "conflicting interest transaction" means any of the following: (i) a loan or other assistance by the Corporation to a director of the Corporation or to an entity in which a director of the Corporation is a director or officer or has a financial interest; (ii) a guaranty by the Corporation of an obligation of a director of the Corporation or of an obligation of an entity in which a director of the Corporation is a director or officer or has a financial interest; or
(iii) a contract or transaction between the Corporation and a director of the Corporation or between the Corporation and an entity in which a director of the Corporation is a director or officer or has a financial interest. No conflicting interest transaction shall be void or voidable, be enjoined, be set aside, or give rise to an award of damages or other sanctions in a proceeding by a shareholder or by or in the right of the Corporation, solely because the conflicting interest transaction involves a director of the Corporation or an entity in which a director of the Corporation is a director or officer or has a financial interest, or solely because the director is present at or participates in the meeting of the Corporation's Board of Directors or of the committee of the Board of Directors which authorizes, approves or ratifies a conflicting interest transaction, or solely because the director's vote is counted for such purpose, if: (A) the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes, approves or ratifies the conflicting interest transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or
(B) the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the shareholders entitled to vote thereon, and the conflicting interest transaction is specifically authorized, approved or ratified in good faith by a vote of the shareholders; or (C) a conflicting interest transaction is fair as to the Corporation of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes, approves or ratifies the conflicting interest transaction.

      9. Loans and Guaranties for the Benefit of Directors. Neither the Board of Directors nor any committee thereof shall authorize a loan by the Corporation to a director of the Corporation or to an entity in which a director of the Corporation is a director or officer or has a financial interest, or a guaranty by the Corporation of an obligation of a director of the Corporation or of an obligation of an entity in which a director of the Corporation is a director or officer or has a financial interest, until at least ten days after written notice of the proposed authorization of the loan or guaranty has been given to the shareholders who would be entitled to vote thereon if the issue of the loan or guaranty were submitted to a vote of the shareholders. The requirements of this Article 9 are in addition to, and not in substitution for, the provisions of Article 8 above.

      10. Negation of Equitable Interests in Shares or Rights. Unless a person is recognized as a shareholder through procedures established by the Corporation pursuant to Colorado Revised Statute sections 7-107-204 or any similar law, the Corporation shall be entitled to treat the registered holder of any shares of the Corporation as the owner thereof for all purposes permitted by the Act, including without limitation all rights deriving from such shares, and the Corporation shall not be bound to recognize any equitable or

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other claim to, or interest in, such shares or rights  deriving from such shares on the part of any other person, including without limitation, a purchaser, assignee or pledgee of such shares or of rights deriving from such shares, unless and until such purchaser, assignee, pledgee or other person becomes the registered holder of such shares or is recognized as such, whether or not the Corporation shall have either actual or constructive notice of the interest of such purchaser, assignee, pledgee or other person. By way of example and not of limitation, no such purchaser, assignee, pledgee or other person shall be entitled to receive notice of any meetings of shareholders, to vote at such meetings, to examine a list of shareholders, to be paid dividends or other sums payable to shareholders, or to own, enjoy and exercise any other rights deriving from such shares, until such purchaser, assignee, pledgee or other person has become the registered holder of such shares or is recognized as such.

      11. Registered Office; Registered Agent. The street address of the registered office of the Corporation is 1225 17th Street, 9th Floor, Denver, CO 80202. The name of the registered agent at such address is Paul J. Bonavia.

      12. Principal Office. The address of the principal office of the Corporation is 1225 17th Street, Denver, CO 80202.

      These Amended and Restated Articles of Incorporation were adopted by unanimous written consent of the directors of the Corporation and by written consent of the sole shareholder of the Corporation. The number of votes cast for each amendment by each voting group entitled to vote separately on the amendment was sufficient for approval by that voting group.

      IN WITNESS WHEREOF, the Corporation has set its hand and seal effective as of July 10, 1998.

                                 PUBLIC SERVICE COMPANY OF COLORADO



                                 By:     /s/ Wayne H. Brunetti
                                        --------------------------------------
                                      Wayne H. Brunetti, Chief Executive Officer
Attest:



-----------------------------
Cathy J. Hart, Corporate Secretary


                           *     *     *     *     *


      Paul J. Bonavia hereby consents to his appointment as the registered agent for Public Service Company of Colorado.


                                   /s/ Paul J. Bonavia
                                 ---------------------------------
                                 Paul J. Bonavia


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